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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                               September 29, 1999



                   REINSURANCE GROUP OF AMERICA, INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    Missouri
                 (State or other jurisdiction of incorporation)


               1-11848                                43-1627032
               -------                                ----------
       (Commission File Number)          (I.R S. Employer Identification No.)



        1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039
               (Address of principal executive offices) (zip code)


                                 (636) 736-7000
              (Registrant's telephone number, including area code)








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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On October 1, 1999, Reinsurance Group of America, Incorporated (the "Company") announced that effective September 29, 1999, General American Life Insurance Company ("General American") completed the recapture of the entire block of General American's funding agreement business reinsured by the Company. Prior to the recapture, the Company reinsured approximately 25% of General American's funding agreement business. Pursuant to the recapture transaction, the Company transferred all remaining liabilities related to the funding agreement business and an equivalent amount of assets to General American. General American is a wholly owned subsidiary of GenAmerica Corporation, which in turn is wholly owned by General American Mutual Holding Company ("GAMHC"). GAMHC is the beneficial owner of approximately 53% percent of the Company's outstanding shares of common stock.

Over the course of the third quarter of 1999, the Company transferred to General American approximately $1.8 billion in assets, including $1.5 billion in connection with the recapture noted above. Those assets, consisting primarily of investments in fixed maturity securities and cash, were transferred in satisfaction of $1.8 billion in funding agreement liabilities. On a pro forma basis, after giving effect to these transfers, assets and liabilities would have been approximately $4.9 billion and $4.2 billion, respectively, as of June 30, 1999. These amounts compare to historical assets and liabilities of $6.7 billion and $6.0 billion, respectively, as of June 30, 1999.

Associated with the liquidation of investment securities and the transfer of assets to General American during the third quarter of 1999, the Company incurred an after tax net capital loss of approximately $33.2 million, including $26.0 million associated with the recapture transaction noted above. During 1998 and the first six months of 1999, the funding agreements business provided approximately $87.7 million and $50.6 million in revenues, primarily investment income, and $83.6 million and $47.4 million in pre-tax expenses, primarily interest credited on deposit liabilities, respectively. Excluding operating results of the funding agreements business, pro forma income from continuing operations for 1998 and the first six months of 1999 would have been approximately $87.1 million, or $2.05 per diluted share, and $45.6 million, or $0.99 per diluted share, respectively. Pro forma income from continuing operations is calculated as if the recapture of the funding agreements business was consummated at the beginning of the periods presented. Additionally, the pro forma amounts exclude any realized capital loss that would have been incurred as a result of the recapture. These results compare to historical income from continuing operations for 1998 and the first six months of 1999 of $89.7 million, or $2.08 per diluted share, and $47.6 million, or $1.04 per diluted share, respectively.

The foregoing pro forma figures should not be considered indicative of actual results that would have occurred had the recapture and subsequent disposition been consummated on the date or for the period indicated, and does not purport to be indicative of results of operations as of any future date or for any period.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (b) The pro forma financial information required by Form 8-K is included in Item 2, which is incorporated by reference herein.

         (c) The following exhibit is filed as part of this report on Form 8-K.

             Exhibit 99.1 Press Release issued by the Company dated October 1, 1999 relating to the recapture of funding agreements by General American and possible private placement of common stock with Metropolitan Life Insurance Company.



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                                           SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  October 12, 1999             REINSURANCE GROUP  OF AMERICA,
                                             INCORPORATED

                                             By: /s/ Jack B. Lay
                                             Name: Jack B. Lay
                                             Title: Executive Vice President
                                                    and Chief Financial Officer